FEDERAL DEPOSIT INSURANCE CORPORATION

                           WASHINGTON, D.C. 20429

                            ____________________

                                  FORM F-3

                               CURRENT REPORT

                          UNDER SECTION 13 OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                        For the month of April, 1996

                          NORTH SIDE SAVINGS BANK

              (Exact name of bank as specified in its charter)

                             170 Tulip Avenue
                           Floral Park, New York
                       (Address of principal office)

          New York                            16007                    13-1723204
(State or other jurisdiction         (FDIC Certificate No.)    (IRS Employer Identification No.)
of incorporation or organization)

                               (516) 488-6900
               (Bank's telephone number, including area code)



          ITEM 12.  OTHER MATERIALLY IMPORTANT EVENTS.

                    On April 15, 1996, the Board of Directors of
          North Side Savings Bank (the "Bank") adopted a shareholder rights plan pursuant to which rights will be distributed as a dividend at the rate of one right for each outstanding share of common stock, par value $1.00 per share, of the Bank held by stockholders of record at the close of business on April 30, 1996. The description and term of the rights are set forth in the Rights Agreement, dated as of April 18, 1996, between the Bank and American Stock Transfer and Trust Company, a New York corporation, as Rights Agent, which was filed as Exhibit 1 to the Bank's Registration Statement on Form F-10, dated April 24, 1996, and is incorporated herein by reference.

          ITEM 13.  FINANCIAL STATEMENTS AND EXHIBITS.

             1 Rights Agreement, dated as of April 18, 1996, between the Bank and American Stock Transfer and Trust Company, as Rights Agent, incorporated herein by reference to Exhibit 1 to the Bank's Registration Statement on Form F-10, dated April 24, 1996.

             2       Press Release of the Bank dated April 18,
                     1996.


                                  SIGNATURES

                     Under the requirements of the Securities
          Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                 NORTH SIDE SAVINGS BANK

                                 By:   /s/ Thomas M. O'Brien
                                    Name:    Thomas M. O'Brien
                                    Title:   Chairman of the Board; President
                                             and Chief Executive Officer

          Date:  May 1, 1996


                                                                   EXHIBIT 2

                        NORTH SIDE SAVINGS BANK ADOPTS
                           SHAREHOLDER RIGHTS PLAN

                    North Side Savings Bank, (NASDAQ: NSBK), Floral Park, New York, April 18, 1996 - North Side Savings Bank announced today its Board of Directors adopted a Shareholder Rights Plan pursuant to which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $1.00 per share, of the Bank held by shareholders of record as of the close of business on April 30, 1996. The Rights Plan is designed to deter abusive takeover tactics, including the accumulation of a significant amount of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Bank without offering a fair price to all of the Bank's shareholders. On March 18, 1996, New York Bancorp, Inc. reported that it had acquired 7.84% of the Bank's common stock and was considering the possibility of seeking to obtain control of the Bank, including through the acquisition of additional shares of the Bank's common stock. North Side's Chairman and Chief Executive, Thomas
          M. O'Brien, has previously said in response to the New York Bancorp filing that North Side's Board of Directors would take appropriate action against an inappropriate stock accumulation by New York Bancorp.

                    Each Right initially will entitle shareholders to buy one unit of a share of preferred stock for $100. The Rights will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Bank's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 10% or more of the Bank's common stock.

                    If any person becomes the beneficial owner of 10% or more of the Bank's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Bank approved by a majority of the independent directors not affiliated with a 10%-or-more shareholder, then each Right not owned by a 10%-or-more shareholder or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Bank's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person has become a 10%-or-more shareholder, the Bank is involved in a merger or other business combination transaction with another person in which the Bank does not survive or in which its common stock is changed or exchanged (other than a merger or other business combination that follows an offer described in the previous sentence and meets certain other requirements), or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

                    The Bank will generally be entitled to redeem the Rights at $0.01 per Right at any time until 10 days (subject to extension) following a public announcement that a 10% position has been acquired. The Rights will expire on April 30, 2006.

          Contact:  Thomas O'Brien, Chairman, Chief Executive
                    Officer and President
                    (516) 488-6900, Extension

                    Judith A. MacGregor, Corporate Secretary
                    (516) 488-6900, Extension 209